Exhibit 10.1

EXECUTION COPY

AMENDMENT NO. 2 TO THE
CREDIT AGREEMENT

Dated as of December 12, 2008

AMENDMENT NO. 2 TO THE CREDIT AGREEMENT among Sealed Air Corporation (the “Company”), Sealed Air Corporation (US), Cryovac, Inc., Sealed Air Luxembourg S.C.A. (collectively, the “Borrowers”), the banks and other financial institutions and the initial issuing banks listed on the signature pages thereof, and Citicorp USA, Inc., as agent (the “Agent”) for the Lenders.

PRELIMINARY STATEMENTS:

(1)                                  The Borrowers, the Lenders and the Agent have entered into a Credit Agreement dated as of July 26, 2005 and the letter amendment thereto dated as of June 13, 2007 (such Credit Agreement, as so amended, the “Credit Agreement”).  Capitalized terms not otherwise defined in this Amendment have the same meanings as specified in the Credit Agreement.

(2)                                  The Borrowers and the Required Lenders have agreed to further amend the Credit Agreement as hereinafter set forth.

SECTION 1.                                Amendments to Credit Agreement.  The Credit Agreement is, effective as of the date hereof and subject to the satisfaction of the conditions precedent set forth in Section 2, hereby amended as follows:

(a)                                  The definitions of “Accounting Charges”, “Applicable Margin”, “Applicable Percentage”, “Applicable Utilization Fee”, “Base Rate”, “Consolidated Interest Expense”, “Consolidated Net Debt”, “EBITDA”, “Subsidiary Guaranty Release Date” and “Termination Date” in Section 1.01 are amended in full to read as follows:

“Accounting Charges” means tangible asset write-downs and restructuring charges, whether or not such charges require a cash payment at any time.

“Applicable Margin” means as of any date, a percentage per annum determined by reference to the Public Debt Rating in effect on such date as set forth below:

Public Debt Rating S&P/Moody’s	Applicable Margin for Base Rate Advances	Applicable Margin for Eurocurrency Rate Advances
Level 1 BBB+ and Baa1 or above	0.650%	1.650%
Level 2 BBB and Baa2	0.825%	1.825%
Level 3 BBB- and Baa3	1.050%	2.050%
Level 4 BB+ and Ba1	1.400%	2.400%

Level 5 BB or Ba2 or lower	1.750%	2.750%

“Applicable Percentage” means, as of any date, a percentage per annum determined by reference to the Public Debt Rating in effect on such date as set forth below:

Public Debt Rating S&P/Moody’s	Applicable Percentage
Level 1 BBB+ and Baa1 or above	0.150%
Level 2 BBB and Baa2	0.175%
Level 3 BBB- and Baa3	0.200%
Level 4 BB+ and Ba1	0.350%
Level 5 BB or Ba2 or lower	0.500%

“Applicable Utilization Fee” means, as of any date that the sum of the aggregate principal amount of outstanding Advances plus the aggregate Available Amount of outstanding Letters of Credit equal or exceed 33% or equal or exceed 66%, respectively, of the aggregate Revolving Credit Commitments, a percentage per annum determined by reference to the Public Debt Rating in effect on such date as set forth below:

Public Debt Rating S&P/Moody’s	Applicable Utilization Fee Usage > 33% but <66%	Applicable Utilization Fee Usage > 66%
Level 1 BBB+ and Baa1 or above	0.250%	0.500%
Level 2 BBB and Baa2	0.250%	0.750%
Level 3 BBB- and Baa3	0.250%	0.750%
Level 4 BB+ and Ba1	0.250%	0.750%
Level 5 BB or Ba2 or lower	0.250%	0.750%

“Base Rate” means a fluctuating interest rate per annum in effect from time to time, which rate per annum shall at all times be equal to the highest of:

(a)                                  the rate of interest announced publicly by Citibank in New York, New York, from time to time, as Citibank’s base rate;

(b)                                 1/2 of one percent per annum above the Federal Funds Rate; and

(c)                                  the rate equal to the Eurodollar Rate for an Interest Period of one month for each day that a Base Rate Advance is outstanding (and in respect of any day that is not a Business Day, the Eurodollar Rate as in effect on the immediately preceding Business Day) plus 1.00%.

“Consolidated Interest Expense” for any period means total interest expense (including amounts properly attributable to interest with respect to capital leases in accordance with GAAP, amortization of debt discount and debt issuance costs and other amounts recorded as interest expense in accordance with GAAP) and losses on the sale of the undivided ownership interests in certain accounts receivable and program fees incurred, paid or payable under a Permitted Receivables Financing, in each case, of the Company and its Subsidiaries on a Consolidated basis for such period.

“Consolidated Net Debt” means, at any time, Consolidated Debt less unrestricted cash, cash equivalents and short-term investments of the Company and its Domestic Subsidiaries as reflected on the Consolidated balance sheets of the Company and such Subsidiaries to the extent that the aggregate of such cash, cash equivalents and short-term investments exceeds $25,000,000.

“EBITDA” for any period means the Consolidated net income (or loss) of the Company and its Subsidiaries for such period, adjusted by adding thereto (or subtracting in the case of a gain) the following amounts to the extent deducted or included, as applicable, and without duplication, when calculating Consolidated net income (a) Consolidated Interest Expense, (b) income taxes, (c) any extraordinary gains or losses, (d) gains or losses from sales of assets (other than from sales of inventory in the ordinary course of business), (e) all amortization of goodwill and other intangibles, (f) depreciation, (g) all non-cash contributions or accruals to or with respect to deferred profit sharing or compensation plans, (h) any non-cash gains (or losses) resulting from the cumulative effect of changes in accounting principles, (i) non-cash losses (or gains) that have not become cash charges resulting from accounting adjustments to auction rate securities in an amount not to exceed $44,700,000 in aggregate, (j) non-cash charges resulting from accounting adjustments to goodwill, (k) restructuring charges that neither the Company nor its Subsidiaries has paid in cash, and (l) cash restructuring charges incurred beginning in 2008 in an aggregate amount of $75,000,000; provided that there shall be included in such determination for such period all such amounts attributable to any Acquired Entity acquired during such period pursuant to an Acquisition to the extent not subsequently sold or otherwise disposed of during such period for the portion of such period prior to such Acquisition; provided further that any amounts added to Consolidated net income pursuant to clauses (g), (i) or (k) above for any period shall be deducted from Consolidated net income for the period, if ever, in which such amounts are paid in cash by the Company or any of its Subsidiaries.

“Subsidiary Guaranty Release Date” means the first date on which the Public Debt Rating is BBB or better from S&P and Baa2 or better from Moody’s.

“Termination Date” means the earlier of (a) July 26, 2012, subject to the extension thereof pursuant to Section 2.20, (b) the date of termination in whole of the Commitments pursuant to Section 2.06 or 6.01 or (c) as to any Lender who becomes a Defaulting Lender, the date of termination of such Defaulting Lender’s Commitments pursuant to Section 2.21; provided, however, that the Termination Date of any Lender that is a Non-Consenting Lender to any requested extension pursuant to Section 2.20 shall be the Termination Date in effect immediately prior to the applicable Extension Date for all purposes of this Agreement.

(b)                                 Section 1.01 is amended by adding in appropriate alphabetical order the following new definitions:

“Defaulting Lender” means any Lender that (a) has become the subject of a bankruptcy or insolvency proceeding, (b) has had a receiver or conservator appointed with respect to such Lender (or any parent company of such Lender) at the direction or request of any regulatory agency or authority (or similar regulatory action has been take with respect to such Lender) or (c) has failed to fund any portion of the Advances within three Business Days of the date required to be funded by it hereunder, unless such failure is the subject of a good faith dispute and such Lender has promptly notified the Company of the nature thereof in reasonable detail.

“Subsidiary Guaranty Period” means any period from the date that the Public Debt Ratings are BB+ or lower by S&P and Ba1 or lower by Moody’s until earlier of (a) the Subsidiary Guaranty Release Date and (b) the later of (i) the repayment in full of all Advances and the termination or expiration of all Letters of Credit (or the provision of cash collateral or other credit support therefor satisfactory to the applicable Issuing Banks thereof) and (ii) the Termination Date.

(c)                                  The definition of “Public Debt Rating in Section 1.01 is amended by deleting from clause (b) the phrase “set in accordance with Level 8” and substituting therefor the phrase “set in accordance with Level 5”.

(d)                                 Section 2.19(a)(i) is amended deleting the figure “$500,000,000” and replacing it with the figure “$750,000,000”.

(e)                                  A new Section 2.21 is added to read as follows:

SECTION 2.21.  Defaulting Lenders.  The Company shall have the right, at any time, upon at least ten Business Days’ notice to a Defaulting Lender (with a copy to the Agent), to terminate in whole such Lender’s Commitments.  Such termination shall be effective, (x) with respect to such Lender’s Unused Commitment, on the date set forth in such notice, provided, however, that such date shall be no earlier than ten Business Days after receipt of such notice and (y) with respect to each Advance outstanding to such Lender, in the case of Base Rate Advances, on the date set forth in such notice and, in the case of Eurocurrency Rate Advances, on the last day of the then current Interest Period relating to such Advance.  Upon termination of a Lender’s Commitments under this Section 2.21, the Borrowers will pay or cause to be paid all principal of, and interest accrued to the date of such payment on, Advances owing to such Lender and pay any accrued facility fees or Letter of Credit fees payable to such Lender pursuant to the provisions of Section 2.05, and all other amounts payable to such Lender hereunder (including, but not limited to, any increased costs or other amounts owing under Section 2.12 and any indemnification for Taxes under Section 2.15); and, if such Lender is an Issuing Bank, shall pay to the Agent for deposit in the L/C Cash Deposit Account an amount equal to the Available Amount of all Letters of Credit issued by such Issuing Bank, and upon such payments, the obligations of such Lender hereunder shall, by the provisions hereof, be released and discharged; provided, however, that such Lender’s rights under Sections 2.12, 2.15 and 9.04, and, in the case of an Issuing Bank, Sections 2.05(b) and 6.02, and its obligations under Section 8.05 shall survive such release and discharge as to matters occurring prior to such date.  Subject to Section 2.19, the aggregate amount of the Commitments of the Lenders once reduced pursuant to this Section 2.21 may not be reinstated.

(f)                                    Section 5.01(h) is amended (i) by deleting the phrase “Until the Subsidiary Guaranty Release Date” and substituting therefor the phrase “During the Subsidiary Guaranty

Period and until the Subsidiary Guaranty Release Date” and (ii) by deleting the phrase “in each case by executing a Subsidiary Guaranty” and substituting therefor the phrase “and (iii) immediately upon the onset of the Subsidiary Guaranty Period, cause each Subsidiary that is both a Domestic Subsidiary and a Material Subsidiary to become a Subsidiary Guarantor hereunder, in each case by executing a Subsidiary Guaranty”.

SECTION 2.                                Conditions of Effectiveness.  This Amendment shall become effective as of the date first above written when, and only when, the Agent shall have received counterparts of this Amendment executed by the Borrowers and the Required Lenders and the Borrowers shall have paid to the Agent, for the account of each Lender (other than a Defaulting Lender) that executes this Amendment (a) on or prior to December 5, 2008, an amendment fee equal to 0.15% of such Lender’s Revolving Credit Commitment or, (b) after December 5, 2008 and on or prior to December 12, 2008, an amendment fee equal to 0.10% of such Lender’s Revolving Credit Commitment.  This Amendment is subject to the provisions of Section 9.01 of the Credit Agreement.

SECTION 3.                                Representations and Warranties of the Borrowers.  Each Borrower represents and warrants as follows:

(a)                                  Each of the Company and its Material Subsidiaries (i) is duly organized, validly existing and, if applicable, in good standing, under the laws of the jurisdiction of its incorporation or organization, (ii) has the corporate or comparable power and authority to own its property and assets and to transact the business in which it is engaged and presently proposes to engage and (iii) is duly qualified as a foreign corporation and, if applicable, in good standing in each jurisdiction where the ownership, leasing or operation of property or the conduct of its business requires such qualification, except where the failure to be so qualified would not reasonably be expected to have a Material Adverse Effect.

(b)                                 Each Borrower has the corporate or comparable power and authority to execute, deliver and perform the terms and provisions of this Amendment and each of the Loan Documents to which it is a party and has taken all necessary corporate or comparable action to authorize the execution, delivery and performance by it of this Amendment and each of such Loan Documents, as amended hereby.  Each Borrower and each Subsidiary Guarantor has duly executed and delivered this Amendment and each of the Loan Documents to which it is a party, and this Amendment and each of such Loan Documents, as amended hereby, constitutes its legal, valid and binding obligation enforceable in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law).

(c)                                  Neither the execution, delivery or performance by any Borrower of this Amendment or the Loan Documents, as amended hereby, to which it is a party, nor compliance by it with the terms and provisions thereof, (i) contravenes any provision of any law, statute, rule or regulation or any material order, writ, injunction or decree of any court or governmental instrumentality, (ii) conflicts or is inconsistent with or results in any breach of any of the terms, covenants, conditions or provisions of, or constitutes a default under, or results in the creation or imposition of (or the obligation to create or impose) any Lien upon any of the property or assets of the Company or any of its Material Subsidiaries pursuant to the terms of any material indenture, mortgage, deed of trust, credit agreement, loan agreement or any other material agreement, contract or instrument to which the Company or any of its Material Subsidiaries is a party or by which it or any of its property or assets are bound or to which it may be subject or

(iii) violates any provision of the certificate of incorporation or by-laws (or the equivalent documents) of the Company or any of its Material Subsidiaries.

(d)                                 No order, consent, approval, license, authorization or validation of, or filing, recording or registration with (except as have been obtained or made and which remain in full force and effect), or exemption by, any governmental or public body or authority, or any subdivision thereof, is required to be obtained by the Company or any Borrower to authorize, or is required for, (i) the execution, delivery and performance of this Amendment or any Loan Document, as amended hereby, or (ii) the legality, validity, binding effect or enforceability of this Amendment or any Loan Document, as amended hereby.

(e)                                  Except as disclosed in the Company’s filings with the Securities and Exchange Commission prior to the date hereof, there are no actions, suits or proceedings pending or, to the knowledge of any Borrower, threatened against the Company or any Material Subsidiary in which there is a reasonable possibility of an adverse decision (i) which in any manner draws into question the validity or enforceability of this Amendment or any Loan Document, as amended hereby, or (ii) that would reasonably be expected to have a Material Adverse Effect.

SECTION 4.                                Reference to and Effect on the Loan Documents.  (a)  On and after the effectiveness of this Amendment, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof” or words of like import referring to the Credit Agreement, and each reference in the Notes and each of the other Loan Documents to “the Credit Agreement”, “thereunder”, “thereof” or words of like import referring to the Credit Agreement, shall mean and be a reference to the Credit Agreement, as amended by this Amendment.

(b)                                 The Credit Agreement, the Notes and each of the other Loan Documents, as specifically amended by this Amendment, are and shall continue to be in full force and effect and are hereby in all respects ratified and confirmed.

(c)                                  The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of any Lender or the Agent under any of the Loan Documents, nor constitute a waiver of any provision of any of the Loan Documents.

SECTION 5.                                Costs and Expenses  The Company agrees to pay on demand all reasonable costs and expenses of the Agent in connection with the preparation, execution, delivery and administration, modification and amendment of this Amendment and the other instruments and documents to be delivered hereunder (including, without limitation, the reasonable fees and expenses of counsel for the Agent) in accordance with the terms of Section 9.04 of the Credit Agreement.

SECTION 6.                                Execution in Counterparts.  This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement.  Delivery of an executed counterpart of a signature page to this Amendment by telecopier shall be effective as delivery of a manually executed counterpart of this Amendment.

SECTION 7.                                Governing Law.  This Amendment shall be governed by, and construed in accordance with, the laws of the State of New York.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized, as of the date first above written.

SEALED AIR CORPORATION

By	/s/ David H. Kelsey
Name: David H. Kelsey
Title: Sr. Vice President & Chief Financial Officer

SEALED AIR CORPORATION (US)

By	/s/ David H. Kelsey
Name: David H. Kelsey
Title: Vice President & Chief Financial Officer

CRYOVAC, INC.

By	/s/ David H. Kelsey
Name: David H. Kelsey
Title: Vice President & Chief Financial Officer

SEALED AIR LUXEMBOURG S.C.A.

By	/s/ David H. Kelsey
Name: David H. Kelsey
Title: Director of Sealed Air Spain (Holdings) S.L.,
a manager of Sealed Air Luxembourg S.C.A.

CITICORP USA, INC., as Agent and as Lender

By:	/s/ George F. Van
Name: George F. Van
Title: Vice President

BANK OF AMERICA, N.A.

By:	/s/ Jeff Hallmark
Name: Jeff Hallmark
Title: Senior Vice President

BNP PARIBAS

By:	/s/ Richard Pace
Name: Richard Pace
Title: Managing Director

By:	/s/ Nanette Baudon
Name: Nanette Baudon
Title: Vice President

ABN AMRO BANK N.V.

By:	/s/ David Carrington
Name: David Carrington
Title: Director

By:	/s/ Tim Khisameyev
Name: Tim Khisameyev
Title: Associate

CALYON NEW YORK BRANCH

By:	/s/ Rod Hurst
Name: Rod Hurst
Title: Managing Director

By:	/s/ Yuri Muzichenko
Name: Yuri Muzichenko
Title: Director

BANK OF TOKYO-MITSUBISHI UFJ TRUST COMPANY

By:	/s/ Kenneth Egusa
Name: Kenneth Egusa
Title: Vice President

MORGAN STANLEY BANK, N.A.

By:	/s/ Melissa James
Name: Melissa James
Title: Authorized Signatory

COOPERATIEVE CENTRALE RAIFFEISEN-
BOERENLEENBANK B.A.,
“RABOBANK INTERNATIONAL”,
NEW YORK BRANCH

By:	/s/ Richard J. Beard
Name: Richard J. Beard
Title: Executive Director

By:	/s/ Rebecca Morrow
Name: Rebecca Morrow
Title: Executive Director

MIZUHO CORPORATE BANK, LTD.

By:	/s/ Raymond Ventura
Name: Raymond Ventura
Title: Deputy General Manager

SUNTRUST BANK

By:	/s/ J. Matthew Rowand
Name: J. Matthew Rowand
Title: Vice President

THE ROYAL BANK OF SCOTLAND PLC

By:	/s/ Grover A. Fitch
Name: Grover A. Fitch
Title: Managing Director

CREDIT SUISSE, CAYMAN ISLANDS BRANCH

By:	/s/ Karl Studer
Name: Karl Studer
Title: Director

By:	/s/ Jay Chall
Name: Jay Chall
Title: Director

BANCO BILBAO VIZCAYA ARGENTARIA, S.A.

By:	/s/ Krister Holm
Name: Krister Holm
Title: Managing Director

By:	/s/ Miguel Lara
Name: Miguel Lara
Title: Managing Director

JPMORGAN CHASE BANK, N.A.

By:	/s/ Peter S. Predun
Name: Peter S. Predun
Title: Executive Director

INTESA SANPAOLO S.P.A.

By:	/s/ Lora Sacchi
Name: Lora Sacchi
Title: Vice President

By:	/s/ Francesco Di Mario
Name: Francesco Di Mario
Title: FVP, Credit Manager

MERRILL LYNCH BANK USA

By:	/s/ Louis Alder
Name: Louis Alder
Title: First Vice President

LEHMAN COMMERCIAL PAPER INC.

By:
Name:
Title:

ALLIED IRISH BANK P.L.C.

By:	/s/ Ian Campion
Name: Ian Campion
Title: Relationship Manager

By:	/s/ David Kearns
Name: David Kearns
Title: